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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*



                           THE INTERCEPT GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                      Common Stock, no par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45845L107
                         ------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [_]  Rule 13d-1(b)

    [_]  Rule 13d-1(c)

    [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).












===============================================================================


   CUSIP NO.  45845L107

------------------------------------------------------------------------------

  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

                    Donny R. Jackson
------------------------------------------------------------------------------

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------

  3    SEC USE ONLY


------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S. Citizen

------------------------------------------------------------------------------
                        SOLE VOTING POWER
                  5
  NUMBER OF
                        706,197
    SHARES      ----------------------------------------------------------------
                        SHARED VOTING POWER
  BENEFICIALLY    6
                        0
   OWNED BY
                ----------------------------------------------------------------
     EACH               SOLE DISPOSITIVE POWER
                  7
   REPORTING
                        706,197
                ----------------------------------------------------------------
   PERSON               SHARED DISPOSITIVE POWER

    WITH          8
                       0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
  9
                 706,197

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 10   (SEE INSTRUCTIONS)
                                                                   [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
 11
      3.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
 12
      IN

------------------------------------------------------------------------------












===============================================================================

Item 1.

     (a) Name of Issuer

         The InterCept Group, Inc.

     (b) Address of Issuer's Principal Executive Offices

         3150 Holcomb Bridge Road, Suite 200
         Norcross, GA 30071

Item 2.

     (a) Name of Person Filing

         Donny R. Jackson

     (b) Address of Principal Business Office or, if none, Residence

         6190 Powers Ferry Road
         Powers Ferry Landing East, Suite 400
         Atlanta, GA 30339

     (c) Citizenship

         United States of America

     (d) Title of Class of Securities

         Common Stock

     (e) CUSIP Number

         45845L107

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         Not applicable.

Item 4.  Ownership.


     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         706,197

     (b) Percent of class:

         3.9%


     (c) Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote

               706,197

         (ii)  Shared power to vote or to direct the vote

               0

         (iii) Sole power to dispose or to direct the disposition of

               706,197

         (iv)  Shared power to dispose or to direct the disposition of

               0

      Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5. Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

        Not applicable.

Item 8. Identification and Classification of Members of the Group.

        Not applicable.

Item 9. Notice of Dissolution of a Group

        Not applicable.

Item 10. Certification

        Not applicable.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    February 13, 2002
                                    ----------------------------------
                                                 Date

                                    /s/ Donny R. Jackson
                                    ----------------------------------
                                               Signature

                                    Donny R. Jackson
                                    Chief Executive Officer
                                    Netzee, Inc.
                                    ----------------------------------
                                               Name/Title



     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)